Exhibit 99.1

For Immediate Release

Vishay Precision Group Acquires Dynamic Systems Inc.

MALVERN, Pa (November 4, 2019) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensor-based systems, announced it acquired New York-based Dynamic Systems Inc. ("DSI"), a specialized provider of dynamic thermal-mechanical test and simulation systems used to develop new metal alloys and optimize production processes, for a purchase price of $41 million, subject to customary adjustments, plus a potential earn out of up to an additional $3 million.
Commenting on the acquisition, Marc Zandman, Chairman of the Board of VPG said, “We are pleased with the addition of DSI to the VPG platform and the value this transaction creates for our shareholders. Acquiring attractive, profitable businesses is a key element of our capital allocation strategy to create value.”

Ziv Shoshani, VPG’s Chief Executive Officer, commented: “DSI is an established, high margin business, with a strong brand and has the largest installed base of products of its type in the world, according to market estimates. DSI expands our position in the steel market and offers opportunities for growth by leveraging our sales capabilities and market presence, and by expanding DSI’s product line to address new opportunities.”

Over the past three years, DSI achieved average annual sales of $16 million and high EBITDA margins. VPG expects DSI’s Gleeble® Systems to benefit from increasing materials development and research, due to several long-term trends such as efforts to make steel and aluminum lighter and stronger for next-generation applications being developed in the automotive, aerospace, energy, and heavy industrial markets.

The Company will discuss the acquisition during its fiscal 2019 third-quarter earnings call scheduled for Tuesday, November 5, 2019 at 10AM Eastern.

About DSI
For more than 60 years, Dynamic Systems Inc. has provided metallurgical research equipment to universities, manufacturers, metals producers and research institutions around the world. Best known in the market for its leading brand, Gleeble® Systems, DSI’s comprehensive family of research tools improve materials and optimize production processes that benefit provide a competitive advantage to a wide range of industrial end-markets including automotive, aerospace, energy, and heavy industry. More information about Dynamic Systems Inc. and its Gleeble family of products can be found at the following website: https://gleeble.com/

About VPG
Vishay Precision Group, Inc., is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurements systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company’s force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. VPG’s shares are traded on the NYSE under the symbol--VPG. To learn more, visit www.vpgsensors.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this press release, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies (including the acquisition of Dynamic Systems Inc.); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:
Steve Cantor
Vishay Precision Group
tel.: 857-636-0367
steve.cantor@vpgsensors.com